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                                                                       EXHIBIT 7

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

2000 and 2001 restated                                          X 1 MILLION EURO

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
                                                                                    YEAR ENDED DECEMBER 31,
                                                             -------------------------------------------------------------
                                                              1998       1999       2000        2001       2002      2003
                                                             ------     ------     ------      ------     ------     -----
Total interest expense from the banking operations           13,448     12,906     18,499      18,246     16,442     15,687 (3.1.3.)
Other interest expenses                                         571        556        757       1,270      1,288      1,124 (3.2.2.)
Interest credited on investment contracts and
  universal life-type contracts (FAS 97)                                            1,066       6,343      1,494      3,105
                                                             ------     ------     ------      ------     ------     ------
Total interest expense                                       14,019     13,462     20,322      25,859     19,224     19,916

Capitalized interest during construction                         11          6          5          10         10          5

TOTAL CHARGES                                                14,030     13,468     20,327      25,869     19,234     19,921

Dividend in preference shares                                    21         21         21          21         21         21
Dividend in preference shares - TIER1 capital                     -         19         54         216        199        166

TOTAL CHARGES INCLUSIVE DIVIDEND IN PREFERENCE SHARES        14,051     13,508     20,402      26,106     19,454     20,108

Pre tax profit                                                3,504      6,074     13,969       6,066      5,921      5,877
Total interest expense                                       14,019     13,462     20,322      25,859     19,224     19,916
Losses from investments accounted under the equity method         -          -         (1)         (3)        (7)        (4)

TOTAL                                                        17,523     19,536     34,290      31,922     25,138     25,789

Earnings to Fixed Charges:
    Including Interest on Deposits                             1.25       1.45       1.69        1.23       1.31       1.29
Earnings to Combined Fixed Charges and Preferred Stock
    Dividend:
    Including Interest on Deposits                             1.25       1.45       1.68        1.22       1.29       1.28
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